EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Goldman Sachs Trust of our report dated October 25, 2024, relating to the financial statements and financial highlights, which appears in the Goldman Sachs U.S. Equity ESG Fund’s and Goldman Sachs Enhanced Core Equity Fund’s Annual Report on Form N-CSR for the year ended August 31, 2024. We also consent to the reference to us under the heading “Experts”, “Representations and Warranties”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, MA

February 21, 2025